UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

(Date of earliest event reported): May 8, 2012

IMPERIAL PETROLEUM, INC.

(Exact name of Registrant as specified in its charter)

Nevada	0-9923	95-3386019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

101 NW First Street, Suite 213

Evansville, IN 47708

(Address of principal executive office and zip code)

(812) 867-1433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 8, 2012, Imperial Petroleum, Inc. (hereinafter referred to as the “Company”, “we,” “us” or “our”) completed a series of Settlement and Release Agreements effective April 30, 2012 with accredited investors (“Purchasers”) from the Company’s Private Placement previously completed on September 21, 2011. The Purchasers had alleged various claims against the Company in connection with the Securities Purchase Agreement executed in connection with the Private Placement, including breach of the agreement, the right to rescind their investment and failure to file the required Registration Statement in connection with the issuance of the shares. As a result of the failure of the Company to file the Registration Statement, the Purchasers were entitled to monetary damages payable in cash of up to 8% of their initial investment as well as the continuing right to rescind their investment and receive a return of those funds. As a result of the execution of the confidential Settlement and Release Agreements, the Company (i.) issued a total of 18,158,950 shares of its restricted common stock in full settlement of all claims from those Purchasers; (ii.) amended the warrant exercise price to $0.14/share for warrants previously issued to the Purchasers and (iii.) amended the Securities Purchase Agreement to remove any requirements to register any of the Purchasers’ shares, except as a “piggyback” registration and eliminated any future rights previously granted to the Purchasers to participate in subsequent equity or debt financings of the Company. Twenty of the twenty two Purchasers executed the Settlement and Release Agreements to date representing all but $175,000 of the original $3,117,501.50 investment. If the remaining two Purchasers execute the Settlement and Release Agreements, the Company will issue an additional 1,058,390 shares. All of the shares issued in connection with the Settlement and Release Agreements are restricted and are subject to the holding period requirements and sales volume limitations under Rule 144 of the Securities Act of 1934 as amended.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On the Closing Date, pursuant to the Settlement and Release Agreements, we issued to the Purchasers and additional 18,158,950 shares of our restricted common stock.

Issuance of securities to the Investors and the Placement Agent were not registered under the Securities Act of 1933 (the “Securities Act”). Such issuance of securities was exempt from registration under the safe harbor provided by Regulation D Rule 506 and Section 4(2) of the Securities Act. We made this determination in part based on the representations of Investors, which included, in pertinent part, that such Investors were an “accredited investor” as defined in Rule 501(a) under the Securities Act, and upon such further representations from the Investors that (a) the Investor is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the Investor agrees not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the Investor either alone or together with its representatives has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, and (d) the Investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Our determination is made based further upon our action of (a) making written disclosure to each Investor in the Securities Purchase Agreement prior to the closing of sale that the securities have not been registered under the Securities Act and therefore cannot be resold unless they are registered or unless an exemption from registration is available, (b) making written descriptions of the securities being offered, the use of the proceeds from the offering and any material changes in the Company’s affairs that are not disclosed in the documents furnished, and (c) placement of a legend on the certificate that evidences the securities stating that the securities have not been registered under the Securities Act and setting forth the restrictions on transferability and sale of the securities, and upon such inaction of the Company of any general solicitation or advertising for securities herein issued in reliance upon Regulation D Rule 506 and Section 4(2) of the Securities Act.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On May 8, 2012, Mr. Sam Wernli, the former President of the Imperial Chemical Company, was appointed to the Board of Directors of the Company and as Executive Vice President of Imperial Chemical Company. Mr. Wernli has extensive business experience and in particular was involved in the development of the SANDKLENE 950 product under exclusive license to Imperial Chemical Company for use in its oil sands operations. Mr. Wernli will serve until the next regularly scheduled shareholders’ meeting.

ITEM 8.01	OTHER EVENTS

On May 10, 2012, the Company received service of a lawsuit filed in Marion Superior Court, Marion, Indiana by First Merchants Bank, N.A. with respect to the debts owed by e-Biofuels LLC (Cause No. 49D141204PL017213). The lawsuit alleges, among other things, breach of the Guaranty Agreement and seeks $7.5 million plus interest and attorney’s fees and other unspecified amounts. The lawsuit includes the co-guarantors of the e-Biofuels, LLC debt with Frist Merchants, Craig Ducey, Chad Ducey, Brian Carmichael, Bruce Carmichael and Werks Management. The Company intends to vigorously defend itself in this lawsuit.

ITEM 9.01	EXHIBITS

NONE

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Imperial Petroleum, Inc.

By:	/s/ Jeffrey T. Wilson
Jeffrey T. Wilson
Title:	President

Dated: May 11, 2012